UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2013

UNITED STATES ANTIMONY CORPORATION
(Exact name of registrant as specified in its charter)

Montana	33-00215	81-0305822
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

P.O. Box 643 Thompson Falls, Montana		59873
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (406) 827-3523

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07  Submission of Matters to a Vote of Security Holders.

    On December 14, 2013, the Registrant held its Annual Meeting. As of the record date for the Annual Meeting, there were 64,176,842 shares entitled to vote on all matters presented to the Registrant’s shareholders at the Annual Meeting. At the Annual Meeting, there were 35,624,621 votes cast, representing approximately 54.43% of the combined voting power of the Registrant’s common stock, Series B preferred stock, Series C preferred stock and Series D preferred stock were present in person or represented by proxy.

    The following are the voting results on each matter submitted to the Registrant’s shareholders at the Annual Meeting. The proposals below are described in detail in the Proxy Statement. At the Annual Meeting, the six nominees for directors were elected to the Registrant’s Board of Directors (Proposal 1 below). In addition, a management proposal regarding ratification of the appointment of DeCoria, Maichel & Teague P.S. as the Registrant’s independent registered public accounting firm for 2013 (Proposal 2 below) was approved.

Proposal #1 – Election of Directors
The election of the Nominees to the Company’s Board to serve until the Company’s 2014 Annual Meeting of Shareholders or until successors are duly elected and qualified:
		Voted For	Withheld	Non Vote

	John C. Lawrence	34,934,237	690,384	32,481,743
	Gary D. Babbitt	34,148,857	1,475,564	32,481,743
	Hartmut W. Baitis	34,154,857	1,469,564	32,481,743
	Russell C. Lawrence	34,933,587	690,834	32,481,743
	Whitney H. Ferer	32,067,187	1,469,364	32,481,743
	Bernard J. Guarnera	22,802,114	14,412,979	32,481,743

Proposal #2 To ratify the appointment of the Company’s Independent Registered Public Accounting Firm for the 2013 fiscal year	For	Against	Abstain	Non Vote
	59,778,977	12,909	397,886	-

Proxies were solicited under the proxy statement filed with the Securities and Exchange Commission on November 7, 2013. All nominees for director were elected.  The proposal to ratify the appointment of the Company’s Independent Registered Public Accounting Firm for the 2013 fiscal year was approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES ANTIMONY CORPORATION

Date: December 14, 2013	By:	/s/ John C. Lawrence
John C. Lawrence
President, Director and Principal Executive Office